Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of March 26, 2019 (the “Effective Date”), by and between PARKER DRILLING COMPANY, a Delaware corporation and PARKER DRILLING MANAGEMENT SERVICES LTD., a Nevada corporation, and Jon-Al Duplantier (“Executive”). For the purposes of this Agreement, Parker Drilling Company and Parker Drilling Management Services Ltd., together with any Successor Entity, shall be collectively referred to as the “Company”. The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.” Defined terms shall have the meanings ascribed to them in Appendix A of the Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ Executive subject to the terms and conditions hereafter set forth; and

WHEREAS, Executive is willing to enter into the Agreement upon the terms and conditions set forth;

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, and the mutual promises and agreements contained herein, the Parties hereto agree as follows:

1.    Employment. During the Employment Period, the Company shall employ Executive, and Executive shall serve as President, Rental Tools and Well Services of the Company. Executive’s principal place of employment shall be at the corporate offices of the Company in Houston, Texas. Executive understands and agrees that Executive may be required to travel from time to time for purposes of the Company’s business.

2.    Compensation. Compensation shall be paid or provided to Executive during the Employment Period as follows:

(a)    Base Salary. The Company shall pay to Executive a base salary of $425,000 per year, payable in accordance with the Company’s normal payroll schedule and procedures for its executives. Executive’s Base Salary shall be subject to at least annual review and may be increased (but not decreased during the Employment Period without Executive’s express written consent). Nothing contained herein shall preclude the payment of any other compensation to Executive at any time.

(b)    Annual Incentive Cash Compensation. The Executive shall be eligible to participate in an annual incentive cash compensation plan. The annual incentive cash compensation target shall be not less than 75% of Executive’s Base Salary and shall be subject to review and may be increased (but not decreased during the Employment Period without Executive’s express written consent (such amount, the “Target Bonus”)). For years commencing after 2019, the annual incentive cash compensation will be paid based on meeting reasonably potentially attainable performance goals established by the Compensation Committee of the Board in good faith after consultation with the Company’s Chief Executive Officer no later than 60 days after the commencement of (a) the applicable fiscal year or (b) the applicable target period. The annual incentive cash compensation, if any, will be paid in cash form in accordance with the terms of the applicable annual incentive cash compensation plan as in effect from time to time, and in no event later than 90 days following close of the target period.

(c)    Long-Term Incentives. Executive shall be eligible to receive grants of long-term incentives, all as commensurate with Executive’s position, and to the extent permitted by and in accordance with the terms of the Company’s long-term incentive plan or plans as in effect from time to time.

(1)    Initial Equity Grant. Effective as of the Effective Date, Executive shall receive an initial award (the “Initial RSU Award”) pursuant to the terms and conditions of the RESTRICTED STOCK UNIT INCENTIVE AGREEMENT between Company and Executive dated on the Effective Date, a form of which is attached hereto as Exhibit A.

(2)    Initial Options Grant. Effective as of the Effective Date, Executive shall receive an initial award (the “Initial Option Award”) pursuant to the terms and conditions of the STOCK OPTION INCENTIVE AGREEMENT between Company and Executive dated on the Effective Date, a form of which is attached hereto as Exhibit B.

3.    Duties and Responsibilities of Executive. Executive shall have responsibilities, duties and authorities customarily associated with Executive’s position in companies that are of similar size and nature to the Company. During the Employment Period, Executive shall devote substantially all of Executive’s full business time and attention to the Company’s business. This Section 3 shall not be construed as preventing Executive from (a) serving on advisory committees or boards with the written permission of the Reporting Authority, such permission not to be unreasonably withheld or delayed; (b) engaging in reasonable volunteer services for charitable, educational or civic organizations; or (c) managing Executive’s personal investments in a form or manner that will not require Executive’s services in the operation of the entities in which such investments are made.

4.    Term of Employment. Executive’s initial term of employment with the Company under the Agreement shall be for the period from the Effective Date through the one-year anniversary of the Effective Date (the “Initial Term of Employment”). Thereafter, the Initial Term of Employment shall be automatically extended repetitively for one-year period(s) unless written notice is given by either the Company or Executive to the other Party at least 60 days prior to the end of the Initial Term of Employment, or any one-year extension thereof, as applicable, that the term of employment will not be renewed (such notice, a “Notice of Non-Renewal”). The Initial Term of Employment and any extension of the Initial Term of Employment hereunder shall each and collectively be referred to herein as a “Term of Employment.” The Term of Employment shall also be extended upon a Change in Control as provided in Section 7. The Term of Employment shall automatically end in the event of the death or Disability of Executive. The Company and Executive shall each have the right to give Notice of Termination (pursuant to Section 8) at will, with or without cause, at any time, subject however to the terms and conditions of the Agreement regarding the rights and duties of the Parties upon termination of employment. The period from the Effective Date through the earlier of the date of Executive’s termination of employment for whatever reason or the end of the Term of Employment shall be referred to herein as the “Employment Period.”

5.    Benefits. Subject to the terms and conditions of the Agreement, Executive shall be entitled to the following:

(a)    Ongoing Benefits. During the Employment Period, Executive shall be entitled to the following:

(1)    Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in the performance of Executive’s duties hereunder. The Company shall also provide Executive with suitable office space, including staff support, as reasonably determined by the Company.

(2)    Other Employee Benefits. Executive shall be eligible to participate in any pension, retirement, 401(k), and profit-sharing, non-qualified deferred compensation and other group retirement plans or programs of the Company, to the same extent as available to Senior Officers under the terms of such plans or programs. Executive shall also be entitled to participate in any medical, dental, life, accident, disability and other group insurance plans or programs of the Company, to the same extent as available to Senior Officers under the terms of such plans or programs. For the purposes of this Agreement, “Senior Officers” includes the Chief Executive Officer of the Company and all managerial personnel reporting directly to the Chief Executive Officer.

(3)    Paid Time Off. Executive shall be entitled to the number of hours of paid time off each year that is accorded under the Company’s paid time policy for other Senior Officers, but not less than Executive’s annual paid time off entitlement under Executive’s prior employment agreement with the Company.

(b)    Payments Upon Termination. Upon termination of employment during the Term of Employment and without requirement of execution of a Waiver and Release, Executive shall be entitled to the following minimum payments, in addition to any other payments or benefits Executive is entitled to receive under the terms of the Agreement and any employee benefit plan or program:

(1)    unpaid Base Salary which has accrued through the Termination Date;

(2)    unpaid vacation pay for that year which has accrued through the Termination Date; and

(3)    reimbursement of incurred business expenses in accordance with the Company’s normal procedures.

Any such accrued and unpaid salary and vacation pay shall be paid to Executive in a cash lump sum within five business days following the Termination Date.

6.    Severance Benefits Upon Certain Terminations Outside the Change in Control Protection Period. Subject to the Waiver and Release requirement described in Section 6(c), Executive’s right to compensation and benefits for periods after the Termination

Date (but not within the Change in Control Period defined in Section 7) shall be determined in accordance with this Section 6, as follows:

(a)    Cash Payments. In the event that (i) Executive’s employment is terminated during the Term of Employment by the Company without Cause (other than due to death or Disability), (ii) Executive’s employment with the Company is terminated upon the expiration of the Term of Employment and following the date the Company provides a Notice of Non-Renewal as contemplated by Section 4, or (iii) Executive terminates Executive’s employment hereunder during the Term of Employment for Good Reason (each, a “Qualifying Termination”), then the following cash payments shall be provided to Executive or, in the event of Executive’s death before receiving such benefits, to Executive’s Designated Beneficiary:

(1)    the Company shall pay to Executive as additional compensation (the “Additional Payment”) an amount which is equal to one and one-half (1.5) (the “Severance Multiplier”) multiplied by the sum of (x) Executive’s Base Salary as in effect on the date Notice of Termination is given or on the date immediately prior to the Termination Date, whichever is greater and (y) Executive’s Target Bonus. The Additional Payment shall be paid to Executive in a cash lump sum payment on the 60th day following the Termination Date, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired;

(2)    a portion of Executive’s annual incentive cash compensation equal to the annual incentive cash compensation as provided in Section 2(b) based on actual performance, multiplied by a fraction, the numerator of which equals the number of days from the commencement of the incentive compensation plan year in which such termination occurs through the Termination Date, and the denominator of which equals 365. Any such annual incentive cash compensation shall be paid in a cash lump sum on the normal annual incentive cash compensation payment date for Senior Officers whose employment has continued, and in no event later than the later of (i) March 15 of the year following the year in which the Termination Date occurs or (ii) the 60th day following the Termination Date, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired;

(3)    if the Termination Date occurs after the end of the Company’s fiscal year and prior to the payment of the annual incentive cash compensation for such year, the same annual incentive cash compensation to which Executive would have been entitled had Executive’s employment continued through the normal annual incentive cash compensation payment date, if any. Such annual incentive cash compensation shall be paid in a cash lump sum on the normal annual incentive cash compensation payment date for Senior Officers whose employment has continued, and in no event later than the later of March 15 of the year in which the Termination Date Occurs or (ii) the 60th day following the Termination Date, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired; and

(4)    payment for Executive’s (and Executive’s eligible dependents’) health care continuation premiums (“COBRA”) for the number of years equal to the Severance Multiple (the “COBRA Payment”), any such amount shall be paid to Executive in a cash lump sum payment on the 60th day following the Termination Date, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired.

(b)    No Benefits. In the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates Executive’s employment at any time, in either case, without Good Reason, (ii) Executive’s employment is terminated by the Company for Cause, or (iii) Executive’s employment is terminated due to death or Disability, then the Company shall have no obligation to provide any severance payments and benefits under Section 6(a). In any such event, Executive and Executive’s covered dependents, if any, shall be entitled to only elect continuation coverage under the Company’s group health plan and group dental plan pursuant to COBRA and the Company’s procedures for COBRA administration after the Termination Date.

(c)    Waiver and Release. Notwithstanding any provision of the Agreement to the contrary, in order to receive the severance payments and benefits payable under Section 6 or Section 7, as applicable, Executive must first execute an appropriate waiver and release agreement (substantially in the form attached hereto as Appendix B) (the “Waiver and Release”). Executive shall have 45 days after receipt of the Waiver and Release to consider and timely execute and return it to the Company. After return, Executive shall have an additional seven days in which Executive can revoke the Waiver and Release; thereafter, the Waiver and Release shall be irrevocable. The Company shall provide the Waiver and Release to Executive no later than five days after the Termination Date. If the Waiver and Release is not timely executed and returned, or it is revoked within the seven-day revocation period, no benefits shall be paid under any of Section 6 or Section 7.

(d)    No Duplication. The severance payments provided under the Agreement shall supersede and replace any severance payments or benefits under any severance plan, agreement, arrangement, program or policy (whether written or unwritten) that the Company or any Affiliate maintains and under which the Executive may be eligible to participate. Notwithstanding the preceding sentence, in the event that a severance payment or benefit under the Agreement would constitute a change in the form or timing of payment under Code Section 409A of any severance payment or benefit otherwise payable to Executive under any other plan, agreement, arrangement, program or policy, then the portion of the severance payment or benefit payable under the Agreement that is equal to the amount payable under such other severance plan, arrangement shall be paid in the form, and at the time, applicable under such other severance agreement, arrangement, program or policy, and, in such event, any excess severance payment or benefit as determined under the Agreement shall be paid in the time and form as specified in the Agreement.

7.    Severance Benefits Upon Certain Terminations During the Change in Control Protection Period. Subject to the Waiver and Release requirement described in Section 6, Executive’s right to compensation and benefits after the Termination Date for the Executive’s Qualifying Termination during (x) the Term of Employment and (y) the period that commences upon the occurrence of a Change in Control and terminates 18 months thereafter (the “Change in Control Protection Period”) shall be determined in accordance with this Section 7, as follows:

(a)    Executive shall be entitled to the payments and benefits set forth in Section 6, provided that the Severance Multiplier for purposes of determining the amount of the Additional Payment under Section 6(a)(1) shall instead be two (2).

(b)    No Benefits. In the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates employment at any time without Good Reason (other than a termination of employment at the end of the Term of Employment following an Notice of Non-Renewal given by the Company), (ii) Executive’s employment is terminated by the Company for Cause or (iii) employment is terminated due to death or Disability, then the Company shall have no obligation to provide any severance benefits under Section 7. In any such event, Executive and Executive’s covered dependents, if any, shall be entitled to only elect continuation coverage under the Company’s group health plan and group dental plan pursuant to COBRA and the Company’s procedures for COBRA administration after the Termination Date

(c)    Potential Reduction in Payments. Notwithstanding any other provision of the Agreement to the contrary, if any Payment would be subject to the Excise Tax, then the Payment shall be either (i) delivered in full pursuant to the terms of this Agreement, or (ii) reduced in accordance with this Section 7(c) to the extent necessary to avoid the Excise Tax, based on which of (i) or (ii) would result in the greater Net After-Tax Receipt to Executive.

If Payments are reduced, the reduction shall be accomplished first by reducing cash Payments under this Agreement, in the order in which such cash Payments otherwise would be paid and then by forfeiting any equity-based awards that vest as a result of the Change in Control, starting with the most recently granted equity-based awards, to the extent necessary to accomplish such reduction.

All determinations under this Section 7(c) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”) and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 7(c). The Company shall bear all reasonable fees and costs of the Third Party with respect to determinations under or contemplated by this Section 7(c).

8.    Notice of Termination. Any termination by the Company or Executive of employment with the Company shall be communicated by means of a written notice which indicates the specific termination provision of the Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated (the “Notice of Termination”).

9.    Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under the Agreement by seeking other employment or in any other manner.

10.    Confidential Information.

(a)    Access to Confidential Information and Specialized Training. Executive’s employment creates or continues a relationship of confidence and trust between the Company, on the one hand, and Executive, on the other hand. Continuing on an ongoing basis during employment, the Company agrees to give Executive access to Confidential Information (as defined below) (including, without limitation, Confidential Information of the Company’s Affiliates and Subsidiaries), which Executive did not have access to or knowledge of before Executive’s employment with the Company. Executive acknowledges and agrees that, as between the Parties, all Confidential Information is and shall remain the exclusive property of the Company and that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive shall preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information may constitute “trade secrets” as defined by the Texas Uniform Trade Secrets Act and under other applicable laws, and that unauthorized disclosure or unauthorized use of the Company’s Confidential Information would irreparably injure the Company.

(b)    The Company agrees to provide Executive with ongoing Specialized Training, which Executive does not have access to or knowledge of before the execution of the Agreement, and the Company agrees to continue providing such Specialized Training on an ongoing basis during employment. “Specialized Training” includes the training the Company provides to Executive that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively, which includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.

(c)    Agreement Not to Use or Disclose Confidential Information. Both during the term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), without the prior written consent of the Board, or permit any other person in the Executive’s immediate family (which shall mean the spouse and children of the Executive) to do so; provided, however, Executive may make such disclosures to third parties where the disclosure is made during the Employment Period to third parties who have executed confidentiality agreements acceptable to the Company. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). The Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

(d)    Agreement to Refrain from Derogatory Statements. Except as provided in Sections 10(f)-(g) below, Executive agrees that, both during the employment relationship and for a two-year period after the Termination Date, Executive will not make, nor assist or direct any other person or entity in making, any oral or written statements about the Company or any of its Affiliates’ directors, officers, employees, agents, investors or representatives that are untruthful and harmful to the business interest or reputation of the Company or any of its Affiliates; or that disclose private or confidential information about the Company or any of its Affiliates’ business affairs, directors, officers, employees, agents, investors or representatives; or that constitute an intrusion into the seclusion or private lives of the Company’s or any of its Affiliates’ directors, officers, employees, agents, investors or representatives; or that give rise to negative publicity about the private lives of such directors, officers, employees, agents, investors or representatives; or that place such directors, officers, employees, agents, investors or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such directors, officers, employees, agents, investors or representatives. A violation or threatened violation of this prohibition may be enjoined. This Section does not apply to communications with regulatory authorities or other communications protected or required by law.

(e)    Acknowledgement. Executive acknowledges and agrees that a significant inducement for the Company’s provision of benefits to Employee under this Agreement, and agreement to provide its Confidential Information and its goodwill upon the execution of this Agreement, is the mutual desire of the Company and Executive that Executive learn relevant aspects of the Company’s Confidential Information on a continuing and ongoing basis after the execution of this Agreement. Executive will be able to use such additional Confidential Information, in conjunction with the Company’s goodwill, to further the Company’s business interests. In exchange for the Company’s agreement to provide, and the ongoing provision of, Confidential Information, Executive agrees to the restrictions imposed herein, including the non-solicitation, non-recruitment, non-competition, and non-disparagement restrictions, as reasonable and necessary to protect the Company’s legitimate business interests. Executive’s non-solicitation, non-recruitment, non-competition, and non-disparagement covenants set forth herein are separate and severable obligations.

(f)    Nothing in the Agreement will prohibit or restrict the Company, its Affiliates, Executive or Executive’s respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in the Agreement prohibits or restricts the Company, its Affiliates or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation provided, however, that, except as provided in Section 10(g), Executive agrees that in the event Executive is served with a subpoena, document request, interrogatory, or any other legal process that requires Executive to disclose any Confidential Information, whether during the Employment Period or thereafter, Executive will, to the extent permitted by law, notify the Company’s Board of Directors of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, promptly after receipt thereof.

(g)    Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its Affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, nothing in this Agreement, or any other agreement or policy, shall prevent Executive from, or expose Executive to criminal or civil liability under and Federal or State trade secret law for filing a charge or complaint with, communicating with, participating in any investigation or proceeding or otherwise directly or indirectly sharing any Company trade secret or other Confidential Information (except information protected by the Company’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without providing notice to the Company. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in the Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

11.    Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company, for any reason whatsoever, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company, containing Confidential Information, in Executive’s possession, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that Executive has any Confidential Information in Executive’s possession or control, Executive shall immediately return to the Company all such Confidential Information in Executive’s possession or control, including all copies and portions thereof.

12.    Employee Developments.

(a)    Assignment of Employee Developments. Executive agrees that any and all Employee Developments (as defined below) shall be and remain the sole and exclusive property of the Company. Executive hereby assigns to the Company, without additional compensation, all right, title and interest Executive has in and to any Employee Developments. If copyright protection is available for any Employee Development, such Employee Development will be considered a “work for hire” as that term is defined under copyright law and will be the exclusive property of the Company.

(b)    Executive Duties. During and after Executive’s employment with the Company or any of its Subsidiaries, Executive shall, without additional compensation: (i) promptly disclose to the Company any Employee Development, specifically identifying any inventions, improvements or other portions of the Employee Development that are potential patentable or susceptible to protection as a trade secret; (ii) execute and deliver any and all applications, assignments, documents, and other instruments that the Company shall deem necessary to protect the right, title and interest of the Company or its designee in or to any Employee Development; (iii) reasonably cooperate and assist in providing information for making and completing regulatory and other filings in connection with any Employee Development; (iv) reasonably cooperate and assist in providing information for or participating in any action, threatened action, or considered action relating to any Employee Development; and (v) take any and all other actions as the Company may otherwise require with respect to any Employee Development.

(c)    Third Party Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding development-related work made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company.

(d)    Executive recognizes that all ideas, inventions, and discoveries of the type described in this Section 12, conceived or made by Executive alone or with others within one year after termination of employment with the Company or any of its Subsidiaries (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information or Confidential Information. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during Executive’s employment with the Company, unless and until the contrary is clearly established by Executive, and shall be treated as Employee Developments hereunder.

13.    Non-Solicitation Restriction. To protect the Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Executive in Sections 10 through 12 of the Agreement. Executive hereby covenants and agrees that during the Employment Period and for one year following the Termination Date, Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company or an Affiliate, solicit business, or attempt to solicit business, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or its Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or its Affiliate did business during the Employment Period, including, without limitation, the Company’s or its Affiliate’s prospective or potential customers, nor shall Executive detrimentally interfere with any such of the Company’s or its Affiliate’s contractors or consultants.

14.    Non-Competition Restriction. Executive hereby covenants and agrees that during Executive’s employment with the Company or any of its Affiliates, and for a period of one year following the Termination Date, Executive will not, without the prior written consent of the Board, participate in any capacity, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary, or in any other capacity), with any Competitor; provided, however, Executive shall not be deemed to be participating with a Competitor solely by virtue of Executive’s ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.

15.    Non-Recruitment Restriction. Executive hereby covenants and agrees that during Executive’s employment with the Company or any of its Affiliates, and for a period of two years following the Termination Date, Executive will not, either directly or indirectly, or by acting in concert with others, recruit, solicit, or influence any employee, consultant, officer, or director of the Company or any Affiliate, nor any person who is or was engaged in such a position at any time within the preceding six-month period, to terminate or reduce his or her employment or service with the Company or any Affiliate.

16.    Tolling. If Executive violates any of the restrictions contained in Sections 10 through 15, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company’s reasonable satisfaction.

17.    Reformation. If an arbitrator or reviewing court concludes that any aspect of the restrictive covenants in Sections 10 through 15 is unenforceable, then the arbitrator or reviewing court shall have the authority to “blue pencil” or otherwise modify such provision so that the restrictions shall be enforced to the full extent permitted by law, and while maintaining the parties’ original intent to the maximum extent possible.

18.    Remedies. Executive acknowledges that the restrictions contained in Sections 10 through 15, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of the Agreement would result in irreparable and continuing injury to the Company for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder, in the event of a breach or a threatened breach by Executive of any provision of Sections 10 through 15, the Company shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction in aide of arbitration, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain Executive from the commission of any breach. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 26 of this Agreement. Nothing contained in the Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

19.    Withholdings. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to the Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) all other normal employee deductions made with respect to the Company’s employees generally.

20.    Nonalienation. The right to receive payments under the Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, Executive’s dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

21.    Incompetent or Minor Payees. Should the Reporting Authority determine, in its discretion, that any person to whom any payment is payable under the Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of the Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Reporting Authority, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under the Agreement in respect to the amount paid.

22.    Indemnification. THE COMPANY SHALL, TO THE FULL EXTENT PERMITTED BY LAW, INDEMNIFY AND HOLD HARMLESS EXECUTIVE FROM AND AGAINST ANY AND ALL LIABILITY, COSTS AND DAMAGES ARISING FROM EXECUTIVE’S SERVICE AS AN EMPLOYEE, OFFICER OR DIRECTOR OF THE COMPANY OR ITS AFFILIATES, SPECIFICALLY INCLUDING LIABILITY, COSTS AND DAMAGES THAT ARISE IN WHOLE OR IN PART FROM ANY NEGLIGENCE OR ALLEGED NEGLIGENCE OF EXECUTIVE, EXCEPT, HOWEVER, TO THE EXTENT THAT ANY SUCH LIABILITY, COST OR DAMAGE RESULTED FROM AN ACT OR OMISSION BY EXECUTIVE THAT CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON EXECUTIVE’S PART. Executive shall also be provided directors’ and officers’ liability insurance and any contractual indemnification provided to Senior Officers at any given time. To the full extent permitted by Texas law, the Company shall retain counsel to defend Executive, or shall advance legal fees and expenses to Executive for counsel selected by Executive, in connection with any litigation or proceeding related to Executive’s service as an employee, officer and director of the Company or any Affiliate within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses. This Section 22 shall be in addition to, and shall not limit in any way, the rights of Executive to any other indemnification from the Company, as a matter of law, contract or otherwise. Notwithstanding the foregoing, the provisions in this Section 22 may be superseded and replaced by a separate indemnification agreement entered into between the Company and Executive.

23.    Severability. It is the desire of the parties hereto that the Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 26), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted here from without affecting any other provision of the Agreement. The Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

24.    Title and Headings; Construction. Titles and headings to Sections hereof are for reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The masculine gender is intended to include the feminine gender.

25.    Choice of Law. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

26.    Arbitration. Subject to Section 18, any past, present, or future dispute or other controversy (hereafter a “Dispute”) arising under or in connection with Executive’s employment with the Company or any Affiliate, or the termination thereof, and/or the Agreement, whether in contract, in tort, statutory or otherwise, and including both claims brought by Executive and claims brought against Executive, shall be finally and solely resolved by binding arbitration in Harris County, Texas, administered by the American Arbitration Association (the “AAA”) in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA, this Section 26 and, to the maximum extent applicable, the Federal Arbitration Act (provided that nothing herein shall require arbitration of a Dispute which, by law, cannot be the subject of a compulsory arbitration agreement). Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Arbitration Rules and Mediation Procedures of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. Except as set forth in Section 18, above, the arbitrator, and not any federal or state court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including any dispute as to whether (i) a particular claim is subject to arbitration hereunder, and/or (ii) any part of this Section 26 is void or voidable. The costs of the arbitration and arbitrator fees shall be borne equally by the parties, and each party shall bear its own legal costs and related expenses in connection with any arbitration. However, if Executive is the prevailing party in any final and binding arbitral award on a material issue in the arbitration proceeding, the Company shall reimburse Executive for Executive’s reasonable attorney’s fees incurred in connection with the arbitration.

To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator may allow discovery in its discretion but shall be mindful of the Parties’ goal of settling disputes in the most efficient manner possible. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

The award of the Arbitrator shall be (a) the sole and exclusive remedy of the parties, (b) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act, and (c) in writing and shall state the reasons for the award. Only the state and federal courts sitting in Houston, Texas shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient. Unless prohibited by law, the parties agree to take all steps necessary to protect the confidentiality of the Dispute and all materials from the arbitration in connection with any court proceeding, agree to use their reasonable best efforts to file all Confidential Information (and all documents containing Confidential Information) under seal in any court proceeding permitted herein, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. This Section 26 shall not preclude (i) the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder (provided that neither party shall be obligated to participate in non-binding mediation against its will) or (ii) the Company from pursuing the remedies available under Section 18 in any court of competent jurisdiction.

27.    Binding Effect: Third Party Beneficiaries. The Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise the Agreement shall not be for the benefit of any third parties.

28.    Entire Agreement; Amendment and Termination. The Agreement contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein; moreover, the Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof. Notwithstanding the foregoing, any indemnity agreement between the Company and Executive as of the Effective Date shall continue in effect until otherwise amended or superseded. The Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed on behalf of both Parties.

29.    Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder, including but not limited to the rights and obligations set out in Sections 2, 5 through 7, 10 through 18, 22, 25, 26 and 32 shall survive any termination or expiration of the Agreement.

30.    Waiver of Breach. No waiver by either Party hereto of a breach of any provision of the Agreement by any other Party, or of compliance with any condition or provision of the Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

31.    Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of the Company or its successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

The Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder including, without limitation, pursuant to Sections 2, 5, 6, and 7, all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of the Agreement to the beneficiary designated by Executive in a writing delivered to the Company, or if none, to Executive’s surviving spouse if any, or if not, then to the personal representative of Executive’s estate.

32.    Notices. Each notice or other communication required or permitted under the Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on the Agreement, or at such other address as the recipient has designated by notice to the other Party. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 32.

Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

33.    Executive Acknowledgment. Executive acknowledges that (a) Executive is knowledgeable and sophisticated as to business matters, including the subject matter of the Agreement, (b) Executive has read the Agreement and understands its terms and conditions, (c) Executive has had ample opportunity to discuss the Agreement with Executive’s legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that Executive is free to enter into the Agreement including, without limitation, that Executive is not subject to any covenant not to compete that would conflict with Executive’s duties under the Agreement.

34.    Code Section 409A. The Agreement is intended to comply with, or be exempt from, Code Section 409A. Executive acknowledges that if any provision of the Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax, interest or penalties under Code Section 409A, such additional tax, interest or penalties shall solely be Executive’s responsibility.

Pursuant to Code Section 409A, any reimbursement of expenses made under the Agreement (including payments related to health and dental expenses under Sections 5 through 7), shall only be made for eligible expenses incurred during the Term of Employment, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under the Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under the Agreement is not subject to liquidation or exchange for another benefit.

For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to Executive under the Agreement may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its Affiliates.

Notwithstanding anything in this Agreement or elsewhere to the contrary, payments and benefits provided upon the termination of Executive’s employment with the Company or any of its Affiliates may only be made upon a “separation from service” as determined under Code Section 409A.

Notwithstanding any provision in the Agreement to the contrary, if the payment or provision of any payment or benefit herein would be subject to additional taxes, penalties and interest under Code Section 409A because the timing of such payment or benefit is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if Executive is a “specified employee,” any such payment or benefit that Executive would otherwise be entitled to receive during the first six months following the Termination Date shall be accumulated and paid or provided, as applicable, within ten days after the date that is six months following the Termination Date, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes, penalties and interest such as upon the death of Executive.

35.    Counterparts. The Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.

IN WITNESS WHEREOF, Executive has executed and Company has caused the Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE:

Signature:	/s/ Jon-Al Duplantier
Jon-Al Duplantier

Date:	March 26, 2019

Address for Notices:

The address the Company most recently has on file

PARKER DRILLING COMPANY:

By:	/s/ Jennifer F. Simons

Date:	March 26, 2019

Address for Notices:

Parker Drilling Company

Attn: Chairman, Compensation Committee of the Board of Directors

5 Greenway Plaza

Suite 100

Houston, TX 77046

APPENDIX A

DEFINITIONS

For purposes of the Agreement:

(1)    “Affiliate” means any entity which owns or controls, is owned or controlled by, or is under common control with, the Company.

(2)    “Board” means the Board of Directors of the Company.

(3)    “Cause” means any of the following:

(A)    the refusal to perform Executive’s material job duties that continues after written notice from the Company;

(B)    Executive’s material violation of a material policy of the Company that causes, or is reasonably likely to cause, material harm to the business or reputation of the Company that is not cured within 15 days of written notice from the Company;

(C)    Executive’s willful misconduct in the course of Executive’s duties that causes, or is reasonably likely to cause, material harm to the business or reputation of the Company;

(D)    Executive’s conviction of a felony; or

(E)    Executive’s material breach of any of any restrictive covenants (including Sections 10 through 15), but Cause shall not exist under this clause (E) until after written notice from the Reporting Authority has been given to Executive of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Reporting Authority reasonably believes that Executive has breached the Agreement or not substantially performed Executive’s duties) and Executive has failed to cure such alleged breach or nonperformance within 15 business days after Executive’s receipt of such notice; and, for purposes of this clause (E), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive not in good faith and without Executive’s reasonable belief that such action or omission was in the best interest of the Company (assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under the Agreement).

Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a letter from the Reporting Authority stating that, in the good faith opinion of the Reporting Authority, Executive was guilty of actions or omissions constituting Cause and specifying the particulars thereof in detail.

(4)     “Change in Control” shall have the meaning set forth in the Parker Drilling Company 2019 Long-Term Incentive Plan as in effect on the date hereof (the “LTIP”).

(5)    “Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Code Section shall include any successor provisions of the Code.

(6)    “Competitor” means an individual, partnership, firm, corporation or other business organization or entity that materially competes with the Company or any of its Subsidiaries, or conducts a similar business function to the Company, its Affiliates, or any of its Subsidiaries, within any geographic area where the Company operates, or operated during Executive’s employment with the Company or any Affiliate.

(7)    “Confidential Information” means any nonpublic, proprietary information or material, including any information or material known to or used by or for the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known to any person not employed by or acting as a director or consultant to the Company or its Affiliates. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential or that is required to be maintained as confidential under governing law or regulation or under an agreement with any third parties; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; and all Company or Affiliate data and all computer system passwords and user codes.

(8)    “Designated Beneficiary” means such beneficiary as designated in writing by Executive and delivered to the Company; or if none, Executive’s surviving spouse, if any. If there is no written beneficiary designation or surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be the legal representative of Executive’s estate for the benefit of such estate.

(9)    “Disability” means, upon expiration of any applicable waiting/elimination period, a disability of Executive that qualifies Executive for long-term disability benefits.

(10)    “Dispute” means any dispute or controversy arising under or in connection with the Agreement, whether in contract, in tort, statutory or otherwise.

(11)    “Excise Tax” means the excise imposed by Section 4999 of the Code or any similar or successor provision thereto.

(12)    “Employee Developments” means all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques, analyses, drawings, notes, documents, information, materials, and improvements, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by Executive during the course of employment with the Company, alone or with others, whether or not during work hours or on Company premises, which are (a) within the scope of business operations of the Company, or a reasonable or contemplated expansion thereof, (b) related to any Company or Affiliate work or project, present, past or contemplated, (c) created with the aid of Company materials, equipment, facilities or personnel, or (d) based upon information to which Executive has access as a result of or in connection with Executive’s employment with the Company.

(13)    “Good Reason” means the occurrence of any of the following events or conditions without Executive’s express written consent:

(A)    a material diminution in Executive’s titles, duties or authorities;

(B)    a material diminution in Executive’s Base Salary or annual incentive cash compensation target amount;

(C)    the Company’s material violation of the Agreement; or

(D)    a relocation of Executive’s primary office location by more than 50 miles if such relocation materially increases Executive’s commute.

Notwithstanding the definition of “Good Reason” for purposes of the Agreement, Executive may not terminate Executive’s employment hereunder for Good Reason unless Executive (i) first notifies the Board in writing of the event or condition (or events or conditions) which Executive believes constitutes a Good Reason event or condition and the specific paragraph of the Agreement under which such event or condition has occurred, within 45 days from the date of such event or condition arising, (ii) provides the Company with at least 15 days to cure the Good Reason event or condition so that it either (1) does not constitute a Good Reason event or condition hereunder or (2) Executive reasonably agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event or condition hereunder, and (iii) in the event the Company fails to so cure the Good Reason event or condition, Executive actually terminates employment with the Company within 15 days following the expiration of such cure period.

(14)    “Net After-Tax Receipt” means the present value (as determined in accordance with Section 280G of the Code) of the Payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(15)    “Outstanding Company Common Stock” means the then outstanding shares of common stock of the Company.

(16)    “Outstanding Company Voting Securities” means the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

(17)    “Reporting Authority” means the Chief Executive Officer of the Company or with respect to the Chief Executive Officer, the Board.

(18)     “Subsidiary” means any corporation, partnership, trust or other entity controlled by the Company.

(19)    “Termination Date” means the date on which Executive’s employment with the Company terminates, whether during the Term of Employment or at any time thereafter, for whatever reason, and such termination constitutes a “separation from service” within the meaning of Code Section 409A.

APPENDIX B

FORM WAIVER AND RELEASE

Pursuant to the terms of the Employment Agreement made as of             ,         , between Parking Drilling Company (the “Company”) and me (the “Employment Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, Jon-Al Duplantier, do freely and voluntarily enter into this WAIVER AND RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing the Release as provided herein (the “Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the payments and other benefits to be provided to me by the Company pursuant to Section      of the Employment Agreement (the “Separation Payment” and “Separation Benefits”), I hereby agree and state as follows:

1.

I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter the “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims that may arise after this Release is signed by me. Moreover, this Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding. I agree that I will not, without the Company’s express prior approval or unless required by law, furnish information to or cooperate with any non-governmental entity or person in connection with any proceeding or legal action involving the Company. However, nothing in this Release prohibits me from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Release does not limit my ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. In addition, this Release does not limit my right to receive an award for information provided to any government agencies. Further, I acknowledge that I have been advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal; and (II) does not disclose the trade secret, except pursuant to court order.

2.

Nothing in this Release shall affect in any way (a) any right to indemnification (or advancement of legal fees) and directors and officers liability insurance coverage provided to me pursuant to the Company’s bylaws, my Employment Agreement, and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination, which shall continue in full force and effect, in accordance with their terms, following the Effective Date; (b) any right that cannot be waived by private agreement under law; (c) any right to any earned and accrued base salary, vacation or benefits that are earned, but not yet paid or incurred, unreimbursed business expense reimbursements or any severance or other benefits under the Employment Agreement; or (d) my rights as an equity or security holder in the Company or its affiliates, including, without limitation, any applicable sale, merger or transaction agreement with respect thereto.

3.

I forever waive and relinquish any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that Company has no obligation to rehire or return me to active duty at any time in the future.

4.

I acknowledge that all agreements applicable to my employment respecting noncompetition, nonsolicitation, nonrecruitment, derogatory statements, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Employment Agreement.

5.	I hereby acknowledge and affirm as follows:

a.	I have been advised to consult with an attorney prior to signing this Release.

b.	I have been extended a period of 45 days in which to consider this Release.

c.	I understand that for a period of seven days following my execution of this Release, I may revoke the Release by notifying the Company, in writing, of my desire to do so.

d.	I understand that after the seven-day period has elapsed and I have not revoked the Release, it shall then become effective and enforceable.

e.

I understand that the Separation Payment will not be made and I will not be entitled to the Severance Benefits made under the Employment Agreement until after the seven-day period has elapsed and I have not revoked the Release.

f.	I acknowledge that I have received payment for all wages due at the time of my employment termination, including any reimbursement for any and all business related expenses.

g.	I further acknowledge that the Separation Payment and the Separation Benefits include consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

h.

I certify that I have returned all property of the Company, including but not limited to, keys, credit and fuel cards, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

i.	I have carefully read the contents of this Release and I understand its contents. I am executing this Release voluntarily, knowingly, and without any duress or coercion.

6.

Other than certain matters for which I was responsible and that were properly resolved in the course of my employment with the Company, I have reported all matters, to the best of my knowledge and as part of my Separation Payment, that may potentially violate the law, the Company’s Code of Conduct or its policies to the Company’s Chief Compliance Officer, to its internal legal counsel or through its ethics helpline. To the best of my knowledge, all matters that I have reported have been, or are in the process of being, properly examined and addressed by the Company, or, to the extent I believe they have not been, I have identified those matters that I do not believe to have been properly examined and addressed by the Company to its Chief Compliance Officer or to its internal legal counsel.

7.

I acknowledge that this Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

8.

I agree that the terms and conditions of this Release are confidential and that I will not, directly or indirectly, disclose the existence of or terms of this Release to anyone other than my attorney or tax advisor, except to the extent such disclosure may be required for accounting or tax reporting purposes or otherwise be required by law or direction of a court. Nothing in this provision shall be construed to prohibit me from disclosing this Release to the Equal Employment Opportunity Commission in connection with any complaint or charge submitted to that agency.

9.	In the event that any provision of this Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

10.

I hereby declare that this Release constitutes the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Release, to induce or persuade me to enter into this Release.

IN WITNESS WHEREOF, I have signed this Release on the      day of             , 20    .

Jon-Al Duplantier

Exhibit A

INCENTIVE AGREEMENT FOR EMERGENCE AWARD - RESTRICTED STOCK UNIT

Exhibit B

INCENTIVE AGREEMENT FOR EMERGENCE AWARD - STOCK OPTION